Exhibit 3.1

GLADSTONE COMMERCIAL CORPORATION

ARTICLES SUPPLEMENTARY

6.625% SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

Gladstone Commercial Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: Under a power contained in Section 2 of Article SEVENTH of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) and a duly authorized committee thereof, by resolutions duly adopted, reclassified 4,000,000 authorized but unissued shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation as shares of a series of preferred stock, designated as 6.625% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”) with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption. Capitalized terms used but not defined herein shall have the meanings given to them in the Charter.

Section 1. Number of Shares and Designation.

A series of preferred stock of the Corporation designated as the “6.625% Series E Cumulative Redeemable Preferred Stock” (the “Series E Preferred Stock”) is hereby established, and the number of shares constituting such series shall be 4,000,000.

Section 2. Definitions.

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Change of Control” shall have the meaning set forth in Section 6(a) hereof.

“Charter” shall mean the charter of the Corporation.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

“Delisting Event” shall mean, after the original issuance of the Series E Preferred Stock, the following have occurred and are continuing: both (a) the shares of Series E Preferred Stock are no longer listed on the NYSE, the NYSE American or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq, and (b) the Corporation is not subject to the reporting requirements of the Exchange Act, but any Series E Preferred Stock is still outstanding.

“Event” shall have the meaning set forth in Section 9(d) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Holder Optional Redemption Date” shall have the meaning set forth in Section 7(a) hereof.

“Holder Optional Redemption Price” shall have the meaning set forth in Section 7(a) hereof.

“Limit” shall have the meaning set forth in Section 4 of Article EIGHTH of the Charter.

“Nasdaq” shall mean the Nasdaq Stock Market.

“NYSE” shall mean the New York Stock Exchange.

“NYSE American” shall mean the NYSE American.

“Optional Redemption Right” shall have the meaning set forth in Section 5(b) hereof.

“Original Issue Date” shall mean the date of original issue of the Series E Preferred Stock.

“Parity Preferred Stock” shall have the meaning set forth in Section 9(b) hereof.

“Preferred Directors” shall have the meaning set forth in Section 9(b) hereof.

“Preferred Dividend Default” shall have the meaning set forth in Section 9(b) hereof.

“Senior Common Stock” shall mean the Senior Common Stock, par value $0.001 per share, of the Corporation.

“Series A Preferred Stock” shall mean the 7.75% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share, of the Corporation.

“Series B Preferred Stock” shall mean the 7.5% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share, of the Corporation.

“Series D Preferred Stock” shall mean the 7.00% Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share, of the Corporation.

“Series E Dividend Payment Date” shall have the meaning set forth in Section 3(a) hereof.

“Series E Dividend Period” shall mean the respective period commencing on and including the first day of each month and ending on and including the last day of each month (other than the initial Series E Dividend Period and the Series E Dividend Period during which any shares of Series E Preferred Stock are redeemed or otherwise acquired by the Corporation).

“Series E Dividend Record Date” shall have the meaning set forth in Section 3(a) hereof.

“Series E Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Special Optional Redemption Right” shall have the meaning set forth in Section 6(a) hereof.

Section 3. Dividends and Distributions.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series E Preferred Stock as to dividends, the holders of the then outstanding Series E Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.625% per annum of the $25.00 liquidation preference per share (equivalent to a fixed annual amount of $1.65625 per share). Such dividends shall accrue and be cumulative from and including the Original Issue Date, or, if later, shall be cumulative from the most recent Series E Dividend Payment Date on which dividends have been paid in full, and shall be payable monthly in arrears on the last day of each month or, if such date is not a Business Day, on the immediately succeeding Business Day, or on such later date as designated by the Board of Directors, with the same force and effect as if paid on such date (each, a “Series E Dividend Payment Date”). Dividends shall be payable to holders of record of the Series E Preferred Stock as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the date designated by the Board of Directors as the record date for the payment of dividends on the Series E Preferred Stock that is not more than 35 nor fewer than 10 days prior to the scheduled Series E Dividend Payment Date (each, a “Series E Dividend Record Date”). The amount of any dividend payable on the Series E Preferred Stock for any partial Series E Dividend Period and for the initial Series E Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

(b) No dividends on the Series E Preferred Stock shall be authorized by the Board of Directors or declared, paid or set apart for payment by the Corporation at such time as the terms and conditions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment, or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing Section 3(b), dividends on the Series E Preferred Stock shall accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized by the Board of Directors or declared by the Corporation. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears.

(d) Except as provided in Section 3(e) below, unless full cumulative dividends on the Series E Preferred Stock for all past Series E Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment, no dividends shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on parity with or junior to the Series E Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series E Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation), nor shall any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, on parity with or junior to the Series E Preferred Stock be redeemed, purchased or otherwise acquired for any consideration or any moneys be paid to or made available for a sinking fund for the redemption of any such shares (except (i) by conversion into or exchange for shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking junior to the Series E Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, (ii) for the purchase of shares of Series E Preferred Stock or any other class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, on parity with or junior to the Series E Preferred Stock, pursuant to Article EIGHTH of the Charter to the extent necessary to preserve the Corporation’s status as a REIT and (iii) for the purchase of shares of any other class or series of capital stock of the Corporation ranking on parity with the Series E Preferred Stock as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock).

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Stock and any other class or series of capital stock ranking, as to dividends, on parity with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series E Preferred Stock shall be declared pro rata so that the amount declared per share of Series E Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other.

(f) Holders of Series E Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series E Preferred Stock as provided herein. Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series E Preferred Stock shall accumulate as of the Series E Dividend Payment Date on which they first become payable.

Section 4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to holders of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon liquidation, dissolution or winding up of the affairs of the Corporation, junior to the Series E Preferred Stock, the holders of shares of Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to and including the date of payment, but without interest. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking, as to rights upon liquidation, dissolution or winding up of the affairs of the Corporation, on parity with the Series E Preferred Stock, the holders of the Series E Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, on parity with the Series E Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first-class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of Series E Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. The consolidation, or merger of the Corporation with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation.

(b) In determining whether any distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of capital stock or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series E Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 5. Optional Redemption by the Corporation.

(a) Series E Preferred Stock shall not be redeemable prior to October 4, 2024, except as set forth in Section 6 below or to maintain the qualification of the Corporation as a REIT.

(b) On or after October 4, 2024, the Corporation, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) thereon to, but not including, the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Optional Redemption Right”). If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the shares of Series E Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot or by any other equitable method that the Corporation determines will not violate the Limit set forth in Article EIGHTH of the Charter. If redemption is to be by lot and, as a result, any holder of shares of Series E Preferred Stock, other than a holder of shares of Series E Preferred Stock that has received an exemption from the Limit, would have actual ownership or constructive ownership of the issued and outstanding shares of capital stock of the Corporation in excess of the Limit, because such holder’s shares of Series E Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series E Preferred Stock of such holder such that no holder shall own shares of capital stock of the Corporation in excess of the Limit subsequent to such redemption. Holders of Series E Preferred Stock to be redeemed shall surrender such Series E Preferred Stock at the place, or in accordance with the book entry procedures, designated in the notice of redemption and shall be entitled to the redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends thereon, payable upon such redemption following such surrender. So long as full cumulative dividends on the Series E Preferred Stock for all past Series E Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series E Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series E Preferred Stock in open-market transactions and individual purchases at such prices as the Corporation negotiates, in each case as duly authorized by the Board of Directors.

(c) Unless full cumulative dividends on the Series E Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series E Preferred Stock shall be redeemed pursuant to this Section 5 unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series E Preferred Stock or any class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, on parity with or junior to the Series E Preferred Stock (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series E Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation); provided, however, that the foregoing shall not prevent (i) the purchase of Series E Preferred Stock or any other class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, on parity with or junior to the Series E Preferred Stock, pursuant to Article EIGHTH of the Charter to ensure that the Corporation meets the requirements for qualification as a REIT for federal income tax purposes or (ii) the purchase or other acquisition of shares of Series E Preferred Stock or any other class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, on parity with or junior to the Series E Preferred Stock, pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock.

(d) Notice of redemption pursuant to this Section 5 shall be disseminated to holders of record by DTC, publication by the Corporation, or mailed by the Corporation, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series E Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or defect therein shall affect the validity of the proceedings for the redemption of any Series E Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series E Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series E Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series E Preferred Stock are to be surrendered for payment of the redemption price; (v) the procedures for surrendering uncertificated shares of Series E Preferred Stock for payment of the redemption price; (vi) that dividends on the Series E Preferred Stock to be redeemed shall cease to accumulate on such redemption date; and (vii) that payment of the redemption price plus an amount equal to any accrued and unpaid dividends thereon shall be made upon presentation and surrender of such Series E Preferred Stock. If fewer than all of the shares of Series E Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed. Notwithstanding anything else to the contrary herein, the Corporation shall not be required to provide notice to the holder of Series E Preferred Stock in the event such holder’s Series E Preferred Stock is redeemed in order for the Corporation to qualify or to maintain the Corporation’s status as a REIT. Any redemption of Series E Preferred Stock may be made conditional on such factors as may be determined by the Board of Directors and as set forth in the notice of redemption.

Section 6. Special Optional Redemption by the Corporation.

(a) Upon the occurrence of a Change of Control or a Delisting Event, the Corporation, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem shares of Series E Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred or 120 days after the date of the Delisting Event, as applicable, for cash at a redemption price of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) thereon to, but not including, the date fixed for redemption (the “Special Optional Redemption Right”).

A “Change of Control” occurs when, after the Original Issue Date, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or the Nasdaq or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

(b) Notice of redemption pursuant to this Section 6 shall be mailed by the Corporation, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series E Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or defect therein shall affect the validity of the proceedings for the redemption of any Series E Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series E Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series E Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series E Preferred Stock are to be surrendered for payment of the redemption price; (v) the procedures for surrendering uncertificated shares of Series E Preferred Stock for payment of the redemption price; (vi) that dividends on the Series E Preferred Stock to be redeemed shall cease to accumulate on such redemption date; (vii) that payment of the redemption price plus an amount equal to any accrued and unpaid dividends thereon shall be made upon presentation and surrender of such Series E Preferred Stock; and (viii) that the Series E Preferred Stock is being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control or a Delisting Event, as applicable, and a brief description of the transaction or transactions constituting such Change of Control or Delisting Event, as applicable. If fewer than all of the shares of Series E Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed. In this case, the Corporation shall determine the number of shares of Series E Preferred Stock to be redeemed in the manner described in Section 5(b) above.

Section 7. Redemption at Option of Holders Upon a Change of Control or Delisting Event.

(a) If a Change of Control or Delisting Event occurs at any time the Series E Preferred Stock is outstanding, then each holder of shares of Series E Preferred Stock shall have the right, at such holder’s option, to require the Corporation to redeem for cash, out of funds legally available therefor, any or all of such holder’s shares of Series E Preferred Stock, on a date specified by the Corporation that can be no earlier than 30 days and no later than 60 days following the date of delivery by the Corporation of a notice of the Change of Control or Delisting Event, as applicable (the “Holder Optional Redemption Date”), at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared) thereon to, but not including, the Holder Optional Redemption Date (the “Holder Optional Redemption Price”); provided, however, that a holder shall not have any right of redemption with respect to any shares of Series E Preferred Stock being called for redemption pursuant to the Optional Redemption Right or the Special Optional Redemption Right or pursuant to Article EIGHTH of the Charter in order to preserve the status of the Corporation as a REIT, to the extent the Corporation has delivered notice of its intent to redeem such shares of Series E Preferred Stock on or prior to the date of delivery by the Corporation of a notice of the Change of Control or Delisting Event, as applicable.

(b) Within 15 days following the occurrence of a Change of Control or a Delisting Event, the Corporation shall provide to the holders of Series E Preferred Stock a notice of the Change of Control or Delisting Event, as applicable, which notice shall be addressed to the respective holders of record of the shares of Series E Preferred Stock at their respective addresses as they appear on the stock transfer records of the Corporation and shall specify: (i) the events constituting the Change of Control or Delisting Event, as applicable; (ii) the date of the Change of Control or Delisting Event, as applicable; (iii) the Holder Optional Redemption Date; (iv) the Holder Optional Redemption Price; (v) the place or places where the certificates, if any, representing shares of Series E Preferred Stock are to be surrendered for payment of the Holder Optional Redemption Price; and (vi) the procedures for surrendering uncertificated shares of Series E Preferred Stock for payment of the Holder Optional Redemption Price. The failure of the Corporation to give the foregoing notice or any defect contained therein shall not limit the redemption rights of the holders of Series E Preferred Stock or affect the validity of any proceedings for the redemption of shares of Series E Preferred Stock.

Section 8. Additional Provisions Relating to Redemption.

(a) If (i) notice of redemption of any shares of Series E Preferred Stock has been given (in the case of a redemption of the Series E Preferred Stock other than pursuant to Section 7 above or to preserve the status of the Corporation as a REIT), (ii) the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any shares of Series E Preferred Stock to be redeemed and (iii) irrevocable instructions have been given to pay the redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon, then from and after the redemption date, dividends shall cease to accrue on such shares of Series E Preferred Stock, such shares of Series E Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares of Series E Preferred Stock shall terminate, except the right to receive the redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon payable upon such redemption, without interest.

(b) If a redemption date falls after a Series E Dividend Record Date and on or prior to the corresponding Series E Dividend Payment Date, each holder of shares of Series E Preferred Stock on such Series E Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Series E Dividend Payment Date, notwithstanding the redemption of such shares on or prior to such Series E Dividend Payment Date, and each holder of shares of Series E Preferred Stock that are redeemed on such redemption date shall be entitled to the dividends, if any, accruing after the end of the Series E Dividend Period to which such Series E Dividend Payment Date relates up to and including, the date of redemption. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred Stock for which a notice of redemption has been given.

Section 9. Voting Rights.

(a) Holders of the Series E Preferred Stock shall not have any voting rights except as set forth in this Section 9.

(b) Whenever dividends on any shares of Series E Preferred Stock shall be in arrears for 18 or more consecutive Series E Dividend Periods (a “Preferred Dividend Default”), the holders of Series E Preferred Stock (and all other classes and series of preferred stock of the Corporation ranking on parity with the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation and upon which like voting rights have been conferred and are exercisable (the “Parity Preferred Stock”), voting together as a single class) shall be entitled to vote for the election of two additional directors to the Board of Directors (the “Preferred Directors”), at each annual meeting of the Corporation’s stockholders and at any special meeting of the Corporation’s stockholders called for the purpose of electing Preferred Directors, until all dividends accumulated on shares of Series E Preferred Stock for all past Series E Dividend Periods shall have been fully paid or declared and a sum sufficient for the cash payment thereof set apart for payment. Unless the number of the Corporation’s directors has previously been increased pursuant to the terms of any class or series of Parity Preferred Stock with which the holders of Series E Preferred Stock are entitled to vote together as a single class in the election of Preferred Directors, the number of the Corporation’s directors shall automatically increase by two at such time as holders of Series E Preferred Stock become entitled to vote in the election of the Preferred Directors. If and when all accumulated dividends on such Series E Preferred Stock and Parity Preferred Stock for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment, the right of the holders of Series E Preferred Stock and the Parity Preferred Stock to elect such additional two Directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the number of directors shall be automatically reduced accordingly.

(c) The Preferred Directors shall be elected by a plurality of the votes cast in the election of such directors, and each Preferred Director shall serve until the next annual meeting of the Corporation’s stockholders and until his or her successor is duly elected and qualifies, or until such director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election shall take place at (i) the Corporation’s next annual or special meeting of stockholders, provided, that if the holders of record of at least 20% of the outstanding shares of Series E Preferred Stock and Parity Preferred Stock request in writing to hold a special meeting of stockholders and such request is received more than 180 days before the anniversary of the Corporation’s annual meeting of stockholders for the prior fiscal year, the election shall take place at such special meeting of stockholders and (ii) each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all dividends accumulated on the Series E Preferred Stock and Parity Preferred Stock have been paid in full for all past dividend periods that have ended. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series E Preferred Stock and Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series E Preferred Stock and Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class). Each of the Preferred Directors shall be entitled to one vote on any matter.

(d) So long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series E Preferred Stock and Parity Preferred Stock upon which like voting rights have been conferred (voting together as a single class), authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series E Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation or reclassify any authorized shares of capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such capital stock. In addition, so long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series E Preferred Stock, amend, alter or repeal the Charter, including the terms of the Series E Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock; provided, however, that with respect to the occurrence of any of the Events set forth above, so long as the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series E Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth above; provided, further, that with respect to any such amendment, alteration or repeal that equally affects the terms of the Series E Preferred Stock and any Parity Preferred Stock upon which like voting rights have been conferred, only the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series E Preferred Stock and such Parity Preferred Stock (voting together as a single class) shall be required. Notwithstanding the foregoing, if the holders of the Series E Preferred Stock receive the greater of the full trading price of the Series E Preferred Stock on the date of an Event set forth above or the $25.00 liquidation preference per share of the Series E Preferred Stock pursuant to the occurrence of any of the Events set forth above, then such holders shall not have any voting rights with respect to the Events set forth above.

(e) So long as any shares of Series E Preferred Stock remain outstanding, the holders of shares of Series E Preferred Stock also shall have the exclusive right to vote on any amendment, alteration or repeal of the Charter, including the terms of the Series E Preferred Stock, that would alter only the contract rights, as expressly set forth in the Charter, of the Series E Preferred Stock, and the holders of any other classes or series of capital stock of the Corporation shall not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal shall require the affirmative vote or consent of the holders of two-thirds of the shares of Series E Preferred Stock issued and outstanding at the time. With respect to any amendment, alteration or repeal of the Charter, including the terms of the Series E Preferred Stock, that equally affects the terms of the Series E Preferred Stock and any Parity Preferred Stock upon which like voting rights have been conferred, the holders of shares of Series E Preferred Stock and such Parity Preferred Stock (voting together as a single class) also shall have the exclusive right to vote on any amendment, alteration or repeal of the Charter, including the terms of the Series E Preferred Stock, that would alter only the contract rights, as expressly set forth in the Charter, of the Series E Preferred Stock and such Parity Preferred Stock, and the holders of any other classes or series of capital stock of the Corporation shall not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal shall require the affirmative vote or consent of the holders of two-thirds of the shares of Series E Preferred Stock and such Parity Preferred Stock issued and outstanding at the time.

(f) Holders of shares of Series E Preferred Stock shall not be entitled to vote with respect to (i) any issuance or increase in the total number of authorized shares of Common Stock or preferred stock of the Corporation, (ii) any issuance or increase in the number of authorized shares of Series E Preferred Stock or the creation or issuance of any other class or series of capital stock, or (iii) any increase in the number of authorized shares of any other class or series of capital stock, in each case ranking on parity with or junior to the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation. Except as set forth herein, holders of Series E Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of Series E Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series E Preferred Stock.

(g) The foregoing voting provisions of this Section 9 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice pursuant hereto and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(h) In any matter in which the Series E Preferred Stock may vote (as expressly provided herein), each share of Series E Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

Section 10. Conversion.

The Series E Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity.

Section 11. Ranking.

In respect of rights to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Series E Preferred Stock shall rank (i) senior to the Common Stock, the Senior

Common Stock and any other class or series of capital stock of the Corporation, the terms of which expressly provide that such capital stock ranks junior to the Series E Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, (ii) on a parity with the Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock and any other class or series of capital stock of the Corporation, the terms of which expressly provide that such capital stock ranks on parity with the Series E Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, and (iii) junior to any other class or series of capital stock of the Corporation, the terms of which expressly provide that such capital stock ranks senior to the Series E Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, and to all existing and future debt obligations of the Corporation.

Section 12. Status of Acquired Shares of Series E Preferred Stock.

All shares of Series E Preferred Stock redeemed, repurchased or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued Common Stock, without designation as to series or class.

SECOND: The Series E Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 27th day of September, 2019.

ATTEST:	GLADSTONE COMMERCIAL CORPORATION

/s/ Michael LiCalsi	By: /s/ David Gladstone
Name: Michael LiCalsi	Name: David Gladstone
Title: Secretary	Title: Chief Executive Officer